Exhibit 99.1

Edward Jones Announces Strong Results for Full-Year 2017

The Jones Financial Companies, L.L.L.P. (the “Partnership” or the “Firm”), including the principal operating subsidiary of the Partnership, Edward D. Jones & Co., L.P., is pleased to announce its full-year 2017 results.

The Firm achieved record results in number of financial advisors, client assets under care, net revenue and net income before allocations to partners. The Firm strives to help serious, long-term investors achieve their financial goals by understanding their needs and implementing tailored solutions. By continuing to grow its number of financial advisors, the Firm is able to help a greater number of clients achieve their financial goals.

The Firm ended 2017 with 16,095 financial advisors, a gain of 1,176 compared to 2016. The Firm ended the year with $1.1 trillion of client assets under care, a $158 billion increase over 2016.

Net revenue in 2017 was $7.5 billion, a 14% increase compared to 2016, reflecting a 29% increase in fee revenue partially offset by a 22% decrease in trade revenue. Fee revenue increased to $5.7 billion in 2017 from $4.4 billion in 2016, primarily due to the continued investment of client assets into advisory programs driven by expanded advisory offerings, changes in available transaction-based retirement account solutions as a result of the implementation of the Department of Labor’s fiduciary rule, and increased client adoption of the features, benefits, and value proposition of advisory programs. In addition, higher market values of the underlying client assets held reflected the continued strong market performance in 2017. Trade revenue decreased to $1.5 billion in 2017 from $2.0 billion in 2016 primarily due to client adoption of fee based programs, as discussed above. Net income before allocations to partners for 2017 was $872 million, a 17% increase from 2016.

Financial Highlights

(unaudited, $ in millions, unless otherwise noted)

	As of December 31,
	2017	2016	Change	% Change
Financial Advisors	16,095	14,919	1,176	8%
Client Assets Under Care (billions)	$1,121	$963	$158	16%

	For the years ended December 31,
	2017	2016	$ Change	% Change
Net Revenue
Fee Revenue	$5,725	$4,424	$1,301	29%
Trade Revenue	1,547	1,981	(434)	-22%
Other Revenue, net	234	152	82	54%

Total Net Revenue	$7,506	$6,557	$949	14%

Net Income Before Allocations to Partners	$872	$746	$126	17%